COMPUTATION OF EARNINGS PER SHARE


                                                Three Months Ended December 31
                                                1997                    1996
Weighted average shares outstanding
         Common stock                         4,555,540               3,170,540
         Common stock equivalents               440,704                 258,120
                                              ----------              ----------


Weighted average common shares and
     equivalents                              4,996,244               3,428,660
                                              ==========              ==========


Net income                                 $    316,768            $    559,642
                                           =============           =============

Net income per share:
         Basic                              $      0.07             $     0.18
         Diluted                            $      0.06             $     0.16